UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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WASHINGTON BANKING COMPANY
___________________________________________________
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Preliminary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 23, 2009

     NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, the Annual Meeting of Shareholders of Washington Banking Company will be held at the Whidbey Island Bank Operations Center Community Room, 321 SE Pioneer Way, Oak Harbor, Washington, on Thursday, April 23, 2009 at 3:00 p.m., to consider and to vote upon the following matters:

     1. ELECTION OF DIRECTORS. Election of three persons to serve as Class 1 directors on the Board of Directors until 2012.

     2. NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION. As required by the American Recovery and Reinvestment Act of 2009, shareholders will be asked to consider and approve the following proposal: “RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure in this Proxy Statement.)”

     3. WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting of Shareholders, or any adjournments or postponements thereof.

     Only those shareholders of record at the close of business on February 27, 2009 shall be entitled to notice of and to vote at the Annual Meeting of Shareholders, or any adjournments or postponements thereof.

     Your Board of Directors unanimously recommends that shareholders vote “FOR” the slate of nominees to the Board of Directors proposed by the Board and “FOR” the advisory vote on executive compensation.

By Order of the Board of Directors

Shelly L. Angus
Corporate Secretary
Oak Harbor, Washington
March 20, 2009

A full set of proxy materials, including a copy of the accompanying proxy statement, annual report to shareholders and form of proxy is available at http://www.edocumentview.com/WBCO.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FOLLOWING THE INSTRUCTIONS SET FORTH UNDER “SOLICITATION, VOTING AND REVOCABILITY OF PROXIES.”

WASHINGTON BANKING COMPANY
450 SW Bayshore Drive
Oak Harbor, Washington 98277
360-679-3121

PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement and the accompanying Proxy are being first sent to shareholders on or about March 20, 2009, for use in connection with the Annual Meeting of Shareholders of Washington Banking Company (“WBCO” or the “Company”) to be held on Thursday, April 23, 2009 at 3:00 p.m. at the Whidbey Island Bank Operations Center Community Room, 321 SE Pioneer Way, Oak Harbor, Washington (the “Annual Meeting”). Only those shareholders of record of WBCO’s common stock at the close of business on February 27, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 9,529,496.

The enclosed Proxy is solicited by the Board of Directors of WBCO. The costs of solicitation will be borne by the Company. In addition to the use of the mails, solicitation may be made, without additional compensation by directors and officers of WBCO and regular employees of WBCO and/or its subsidiary, Whidbey Island Bank (the “Bank”), by telephone, facsimile and/or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

The Company has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and shareholders may submit matters for a vote only in accordance with the Company’s Bylaws. The Board of Directors does not presently know of any matter, other than the election of specified directors and the advisory vote on executive compensation, to be brought before the Annual Meeting.

On each matter before the Annual Meeting, including the election of directors, shareholders have one vote for each share of common stock held. Shareholders are not entitled to cumulate their votes in the election of directors. Under Washington law, if a quorum is present at the Annual Meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. Approval of the advisory vote on executive compensation requires a majority of the shares represented at the meeting vote in favor of the proposal.

With regard to the election of directors, votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Abstentions may be specified on all proposals except the election of directors. An abstention from voting can have the practical effect of voting against a proposal since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal. At the 2009 annual meeting, an abstention will have no effect on any of proposals, assuming a quorum is present.

If shares are held in “street name” through a broker or other nominee (that is, the broker or nominee is the record holder but not the beneficial owner), the broker or nominee is permitted to exercise voting discretion with respect to the election of directors but not with respect to the advisory vote on executive compensation. Thus, if the broker or nominee is not given specific voting instructions by the beneficial owner, shares may be voted on the election of directors by the broker or nominee at their own discretion. However, if your shares are held in street name and neither you nor your broker votes them, the votes will be “broker non-votes” which will have the effect of excluding your vote from the tallies. If your shares are held in your own name and you do not vote your shares, your shares will not be voted.

For signed Proxies received by WBCO in time for the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy “FOR” the nominees for director listed in this Proxy Statement and “FOR” the advisory vote on executive compensation, unless otherwise directed. Any Proxy given by a shareholder may be revoked before its exercise (1) by delivery to WBCO of a written notice of revocation, (2) by delivery to WBCO of a subsequently dated Proxy, or (3) in open meeting prior to the taking of the shareholder vote. The shares represented by properly executed Proxies that are not revoked will be voted in accordance with the specifications in such Proxies, or, if no preference is specified, in accordance with the recommendation of management as specified above.

The proxy votes will be tabulated by the Company’s transfer agent, Computershare Trust Company. At the Annual Meeting, the votes will be counted and inspected by WBCO’s corporate secretary, or her designate, as appointed by the Company’s Board of Directors.

PROPOSAL I: ELECTION OF DIRECTORS

Directors are divided into three classes, each class serving a period of three years. Approximately one-third of the members of the Board of Directors are elected by the shareholders annually. The terms of the Class 1 directors expire at the 2009 Annual Meeting. Those directors are Gregg A. Davidson, Karl C. Krieg, Gragg E. Miller, Robert B. Olson, and Anthony (Tony) B. Pickering. Messrs. Davidson, Miller and Pickering have been nominated by the Board of Directors for re-election at the Annual Meeting. Messrs. Krieg and Olson, having reached the retirement age as determined by a resolution of the Board of Directors, will not stand for reelection. WBCO’s Articles of Incorporation provide that the number of directors to be elected by the shareholders shall be not less than five nor more than 12 and that, within such minimum and maximum, the exact number of directors shall be fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at seven, effective immediately upon retirement of directors Krieg and Olson.

If elected, Messrs. Davidson, Miller and Pickering will hold office until the annual meeting of shareholders in the year 2012 and until their successors are elected and qualified. The terms of the Class 2 directors expire in 2010 and Class 3 directors’ terms expire in 2011.

Each nominee has indicated that he is able and willing to serve on the Board of Directors. If any nominee should become unable or unwilling to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will be unable or unwilling to serve.

Information about the Nominees

The following information is provided about the nominees for election at the Annual Meeting as Class 1 directors whose terms will expire in 2012, and regarding all other incumbent directors, including their respective names, ages, principal occupations during the past five years and the year first elected a director of WBCO or the Bank. The address for each of the nominees and all incumbent directors is 450 SW Bayshore Drive, PO Box 7001, Oak Harbor, Washington 98277. All nominees and incumbent directors are presently directors of WBCO and the Bank.

Nominees For Election As Class 1 Directors (Terms Expire in 2012):

The Board of Directors recommends a vote “FOR” these nominees.

Gregg A. Davidson	Director since 2009

Mr. Davidson, 52, has been the CEO of Skagit Valley Hospital in Mount Vernon, WA since 2004. He also served as Chief Operating Officer of Affiliated Health Services and has spent a total of 30 years with Skagit Valley Hospital and Affiliated Health Services. He holds a Bachelor’s Degree from the University of Washington and a Master’s of Science in Health Care Administration from Trinity University in San Antonio,

Texas. He is a Fellow in the American College of Healthcare Executives and a board certified health care executive.

Gragg E. Miller	Director since 2009

Mr. Miller, 57, is the President of Coldwell Banker Miller-Arnason in Bellingham, a position he has held since 1978. Miller holds a Bachelor’s Degree from the University of Washington. He has attended numerous professional institutes in the real estate field and was honored with the Lifetime Achievement Award from the Whatcom County Board of Realtors in 2006.

Anthony B. Pickering	Director since 1996

Mr. Pickering, 61, recently sold the ownership of Max Dale’s Restaurant and Stanwood Grill, both local restaurants that he owned since 1983 and 2001, respectively. Mr. Pickering is a past-President of the Skagit Valley Hospital Foundation and previously served as a Trustee for the Washington State University Foundation Board of Trustees. Mr. Pickering currently serves as Chairman of the Board of WBCO and the Bank.

Class 2 Incumbent Directors (Terms Expire in 2010):

John L. Wagner	Director since 2007

Mr. Wagner, 65, has been the President and Chief Executive Officer of WBCO since October 2008 and the President and Chief Executive Officer of the Bank since April 2007. He joined the Bank in 1999 as Senior Vice President and Regional Manager in Whatcom County. In 2002, Mr. Wagner was selected to oversee branch administration and was promoted to COO in 2004. Mr. Wagner has an extensive background in banking and international finance as well as comprehensive administrative experience as former President of Bank of Washington in Bellingham, Washington.

Dennis A. Wintch	Director since 2006

Mr. Wintch, 62, is a retired partner with the accounting firm BDO Seidman, LLP. He was a partner with BDO Seidman, LLP from June 2001 until his retirement on June 30, 2005. A Certified Public Accountant for over 40 years, Mr. Wintch is also a Certified Fraud Examiner and an Accredited Senior Appraiser in Business Valuation. He holds a Bachelor of Arts degree from Brigham Young University, and spent 25 years with the Everett Police Department as a reserve volunteer, participating in numerous criminal investigations.

Class 3 Incumbent Directors (Terms Expire in 2011):

Jay T. Lien	Director since 1987

Mr. Lien, 65, has been the president of a real estate company since 1986. He is currently the President of Saratoga Passage LLC, a real estate company. Mr. Lien served as Chairman of the Board of WBCO and the Bank from September 1998 until April 2001.

Edward J. Wallgren	Director since 1991

Mr. Wallgren, 70, has been the President of Island O.K. Tires, Inc. since 1968. Island O.K. Tires, Inc. is currently the owner of one Les Schwab Tire store in northwestern Washington. Mr. Wallgren served as Chairman of the Board of WBCO and the Bank from February 1996 until September 1998.

Retiring Directors – Terms Expire 2009:

Karl C. Krieg	Director since 1990

Mr. Krieg, 72, has been the President of Krieg Construction, Inc. since 1979 and is also the President of Krieg Concrete Products, Inc. Mr. Krieg served as Chairman of the Board of WBCO and the Bank from April 2001 until April 2003.

Robert B. Olson	Director since 1992

Mr. Olson, 73, is a private investor and has been involved in land development since 1991. Mr. Olson previously served as the President and Chief Executive Officer of four banks in Washington and Oregon. Mr. Olson served as Chairman of the Board of WBCO and the Bank from April 2003 until April 2005.

PROPOSAL II: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

     On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 into law. The Act includes a provision, commonly referred to as “Say-on-Pay,” that amends existing law and requires a TARP recipient to: “permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material).” We are a TARP recipient because of our participation in the U.S. Department of the Treasury’s Capital Purchase Program, pursuant to which we issued preferred stock and warrants to purchase our common stock to the Treasury.

     As required by the Act, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure in this Proxy Statement.)”

     As provided in the Act, the vote is not binding on the board of directors and may not be construed as overruling a decision by the board of directors, nor creating or implying any additional fiduciary duty by the board of directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

     We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders.

     Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion & Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure in this Proxy Statement).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of February 27, 2009 with respect to beneficial ownership of WBCO’s common stock by (a) each director; (b) the Chief Executive Officer and the Chief Financial Officer of WBCO and the Bank, and the Bank’s Chief Credit Officer, who are the only executive officers of the Company; (c) all directors and executives officers as a group and (d) all shareholders known by WBCO to be the beneficial owners of more than 5% of the outstanding shares of WBCO common stock. Except as noted below, WBCO believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentages shown are based on the number of shares of WBCO common stock deemed to be outstanding, under applicable regulations (including options exercisable and RSUs vesting within sixty days of the record date).

	Shares Beneficially Owned at February 27, 2009
Name	Number	Percentage of Outstanding
		Common Stock
John L. Wagner, Director, President and CEO	37,930 (1)	*
Joseph W. Niemer, Executive Vice President and CCO	6,615 (2)	*
Richard A. Shields, Executive Vice President and CFO	13,579 (3)	*
Gregg A. Davidson, Director	0	*
Karl C. Krieg, Director	159,532 (4)	1.7%
Jay T. Lien, Director	78,863 (5)	*
Gragg E. Miller, Director	10,000	*
Robert B. Olson, Director	115,677 (6)	1.2%
Anthony B. Pickering, Director	52,518 (7)	*
Edward J. Wallgren, Director	196,811 (8)	2.0%
Dennis A. Wintch, Director	10,017 (9)	*
Directors and executive officers as a group (11 persons)	681,542 (10)	7.1%

The Banc Funds Company, LLC	836,437 (11)	8.8%
20 North Wacker Dr, Suite 3300
Chicago, IL 60606	(as of 12/31/08)

Wellington Management Co, LLP	477,006 (12)	5.0%
75 State Street
Boston, MA 02109	(as of 12/31/08)

	*Represents	less than 1.0%
(1)

Includes 1847 shares issuable upon exercise of options and 175 RSU shares issuable at vesting. Of the 1,847 option shares, 549 are exercisable at $6.15 per share, 248 are exercisable at $14.60 per share, and 1050 are exercisable at $15.98 per share.

(2)

Includes 1422 shares issuable upon exercise of options and 175 RSU shares issuable at vesting. Of the 1422 option shares, 372 are exercisable at $14.60 per share and 1050 are exercisable at $15.98 per share.

(3)

Includes 1298 shares issuable upon exercise of options and 175 RSU shares issuable at vesting. Of the 1298 option shares, 248 are exercisable at $14.60 per share and 1050 are exercisable at $15.98 per share.

(4)

Includes 2337 shares issuable upon exercise of options and 3192 RSU shares issuable at vesting. Of the 2337 option shares, 1162 are exercisable at $14.60 per share and 1175 are exercisable at $15.98 per share.

(5)

Includes 4561 shares issuable upon exercise of options, 196 RSU shares issuable at vesting, and 700 shares owned by Dan Garrison, Inc. Profit Sharing Plan, for which Mr. Lien is the Trustee. Of the 4561 option shares, 844 are exercisable at $4.50 per share, 1380 are exercisable at $6.54 per share, 1162 are exercisable at $14.60 per share and 1175 are exercisable at $15.98 per share.

(6)

Includes 10,003 shares issuable upon exercise of options, 3192 RSU shares issuable at vesting, and 1235 shares owned for the benefit of Mr. Olson’s grandchildren under the Uniform Gift to Minors Act, for which Mr. Olson is the Custodian. Of the 10,003 option shares, 4216 are exercisable at $4.50 per share, 3450 are exercisable at $6.54 per share, 1162 are exercisable at $14.60 per share and 1175 are exercisable at $15.98 per share.

(7)

Includes 10,003 shares issuable upon exercise of options and 196 RSU shares issuable at vesting. Of the 10,003 option shares, 4216 are exercisable at $4.50 per share, 3450 are exercisable at $6.54 per share, 1162 are exercisable at $14.60 per share and 1175 are exercisable at $15.98 per share.

(8)

Includes 2337 shares issuable upon exercise of options and 196 RSU shares issuable at vesting. Of the 2337 option shares, 1162 are exercisable at $14.60 per share and 1175 are exercisable at $15.98 per share.

(9)	Includes 1175 shares issuable upon exercise of options and 196 RSU shares issuable at vesting. The 1175 option shares are exercisable at $15.98 per share.
(10)

Includes (a) 34,983 shares issuable pursuant to options exercisable within 60 days of the date of this table at exercise prices ranging from $4.50 to $15.98 per share, and (b) 7693 restricted stock units issuable as common stock upon vesting within 60 days of this table.

(11)	Based on information set forth in Schedule 13G/A filed with the SEC on February 13, 2009.
(12)	Based on information set forth in Schedule 13G filed with the SEC on February 17, 2009

Information Regarding the Board and Its Committees

All non-management directors of the Company are independent of management within the meaning of currently applicable rules of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Securities and Exchange Commission and the Nasdaq Global Select Market listing requirements. The Company’s non-management directors meet in executive session, without management present, on a regular basis.

The Board of Directors of WBCO has established certain standing committees, including an Audit Committee, a Compensation Committee and a Corporate Governance/Nominating Committee. The table below shows current membership for each of the standing Board committees.

Audit	Compensation	Corporate Governance/ Nominating
Committee	Committee	Committee
Gregg A. Davidson	Gregg A. Davidson	Karl C. Krieg
Jay T. Lien	Karl C. Krieg	Jay T. Lien*
Gragg E. Miller	Robert B. Olson	Gragg E. Miller
Robert B. Olson	Anthony B. Pickering	Anthony B. Pickering
Anthony B. Pickering	Edward J. Wallgren*	Edward J. Wallgren
Dennis A. Wintch*	Dennis A. Wintch
* Committee Chairman

Audit Committee. The main functions performed by the Audit Committee include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the internal auditors and the independent auditors, and reviewing the examination reports of bank regulatory authorities. The Audit Committee also reviews the Company’s annual and other reports to the Securities and Exchange Commission (the “SEC”) and the annual report to WBCO shareholders. During 2008, Mr. Olson served as the Audit Committee Chairman. Each of the Audit Committee members is independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq Global Select Market listing requirements. Based on its review of the criteria for a “financial expert” under applicable rules, the Board of Directors believes that Mr. Wintch qualifies as an audit committee financial expert. The Company’s Board of Directors has adopted a written charter for the Audit Committee which is available on our web page, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” and then “Governance” tabs. There were six meetings of the Audit Committee during 2008 and each of the Audit Committee members attended at least 75% of the meetings.

Compensation Committee. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. Each of the Compensation Committee members is independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq Global Select Market listing requirements. The Company’s Board of Directors has adopted a written charter for the Compensation Committee, which is posted on the Company’s website, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” and then “Governance” tabs. During 2008, there were three meetings of the Compensation Committee and each of the Compensation Committee members attended at least 75% of the meetings.

Corporate Governance/ Nominating Committee. The Corporate Governance/ Nominating Committee takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company, as well as performing the functions of a nominating committee. Board candidates, including directors up for reelection, are considered based upon various criteria, such as broad-based business and professional skills and experiences, banking experience, concern for long-term interests of the shareholders, personal integrity, freedom from conflicts of interest, sound business judgment, community involvement and time available to devote to board activities. The Corporate Governance/ Nominating Committee is comprised solely of directors who are independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq Global Select Market listing requirements. The Company’s Board of Directors has adopted a written charter for the Corporate Governance/ Nominating Committee, which is posted on the Company’s website, www.wibank.com. The document can be accessed by clicking on the “Investor Relations” and then “Governance” tabs. During 2008, the Corporate Governance Committee met three times and each of the Corporate Governance Committee members attended at least 75% of the meetings.

Board of Directors Meetings. There were 20 meetings of the Board of Directors of the Company during 2008. All directors attended at least 75% of the total meetings of the Board in 2008.

Director Compensation. During 2008, the Company’s non-officer directors received a monthly retainer of $1,000 plus $500 for each monthly board meeting attended, and $500 for each special board meeting attended. In addition, non-officer directors serving on the Bank’s Loan Committee received $500 per month. The Chairman of the Board received an additional $1,000 per month; the Audit Committee Chairman, who is also the Named Financial Expert, received an additional $900 per month. The remaining non-officer directors each received $350 for each committee meeting attended, and the Compensation Committee Chairman and the Corporate Governance Committee Chairman each received an additional $250 per month. The Company has one officer-director who does not receive fees for service as a director.

Since 1993, the Company has used shareholder-approved stock award plans that allow for stock options and awards to be granted to directors, as well as officers and key employees. In 2008, each non-officer director was granted a restricted stock unit award of 1,200 units (each unit represents one share) of WBCO stock. In January 2009, the non-officer directors who had served on the board during 2008 were each granted a restricted stock unit award of 2,000 units.

Director Attendance at Annual Meeting

It is the Company’s policy that the directors who are up for election at the annual meeting attend the annual meeting. All directors who were up for election at the 2008 Annual Meeting of Shareholders attended the 2008 Annual Meeting of Shareholders.

Communications with Directors

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send communications to the Board or any of the directors c/o Secretary, Washington Banking Company, 450 SW Bayshore Drive, P.O. Box 7001, Oak Harbor, Washington 98277. All

communications will be compiled by the Secretary of the Company and submitted to the Board or the individual director on a periodic basis.

Shareholder Nominations for 2009 Annual Meeting of Shareholders

In accordance with the Company’s Bylaws, shareholder nominations for the 2009 Annual Meeting of Shareholders, if any, must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting, and must be delivered or mailed to the Chairman of WBCO. However, if less than 21 days’ notice of the Annual Meeting is given to shareholders, the notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Such notification must contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of WBCO that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; (e) the number of shares of stock of WBCO owned by the notifying shareholder; and (f) whether the nominee has agreed to serve if elected. Nominations not made in accordance with the above requirements may be disregarded by the Chairman of the Annual Meeting, in his discretion, and upon the Chairman’s instruction, the inspector of elections and vote tabulator may disregard all votes cast for such a nominee.

EXECUTIVE OFFICERS
The following table sets forth certain information about the Company’s executive officers (“Named Executives”):
			Has served as an
			executive officer of the
Name	Age	Position	Company or Bank since
John L. Wagner	65	President and Chief Executive Officer	2004
Joseph W. Niemer	57	Executive Vice President and Chief Credit Officer	2005
Richard A. Shields	49	Executive Vice President and Chief Financial Officer	2004
Michal D. Cann	60	President & Chief Executive Officer – Retired 9/30/08	1992

John L. Wagner. Mr. Wagner, 65, has been the President and Chief Executive Officer of WBCO since October 2008 and the President and Chief Executive Officer of the Bank since April 2007. He joined the Bank in 1999 as Senior Vice President and Regional Manager in Whatcom County. In 2002, Mr. Wagner was selected to oversee branch administration and was promoted to COO in 2004. Mr. Wagner has an extensive background in banking and international finance as well as comprehensive administrative experience as former President of Bank of Washington in Bellingham, Washington.

Joseph W. Niemer. Mr. Niemer, 57, is the Executive Vice President and Chief Credit Officer of the Bank. Mr. Niemer has over 30 years of experience in various credit-related positions with Pacific Northwest-based banks. Most recently, he was the Senior Vice President and Chief Credit Officer for Washington Mutual Bank’s Commercial Group, a position he held from 1995 – 2004, where he oversaw commercial and commercial real estate credit decisions.

Richard A. Shields. Mr. Shields, 49, is the Executive Vice President and Chief Financial Officer of the Company and the Bank. Mr. Shields joined the Bank in 2004 and has over 20 years of experience in various accounting-related positions with Pacific Northwest-based banks. From November 1998 until October 2004, he was the Vice President and Controller at a bank in the Pacific northwest that grew substantially both organically and through multiple acquisitions.

Michal D. Cann. Mr. Cann, 60, served as the President and Chief Executive Officer of WBCO from its inception in 1996 until his retirement on September 30, 2008, and as President and Chief Executive Officer of the Bank from 1993 until 2007. Mr. Cann has over 30 years of banking experience, previously having served as the President of Valley Bank, Mount Vernon, Washington, and in other senior management positions in other banks and a bank holding company.

All officers are elected by the Board of Directors for one year terms or until their successors are appointed and qualified. With the exception of Mr. Cann, each of the named executives have employment agreements with the Company. See the narrative discussion following the Summary Compensation table below.

Beneficial Ownership And Section 16(a) Reporting Compliance

WBCO is a reporting company pursuant to Section 12 of the 1934 Act. Under Section 16(a) of the 1934 Act, and the rules promulgated thereunder, directors, officers, greater than 10% shareholders, and certain other key personnel (the “Reporting Persons”) are required to report their ownership and any change in ownership of WBCO securities to the SEC. Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2008, and (ii) their written representations that no Form 5 is required, we believe that all reporting persons made all required Section 16 filings with respect to the 2008 fiscal year on a timely basis, except that Forms 4 for Mr. Wallgren were filed on August 12, 2008 to report purchases totaling 10,000 shares initiated on August 4 and August 6, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General. This section describes the process that the Compensation Committee undertakes and the factors it considers in determining the appropriate compensation for WBCO’s Named Executive Officers. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. Our Chief Executive Officer is involved in the compensation process as he recommends salaries, incentives and awards for other executive officers to the Compensation Committee. The Compensation Committee, however, ultimately reviews and approves individual executive officer salaries, incentives, bonuses, stock option grants and other equity-based awards.

Compensation Philosophy. WBCO, acting through the Compensation Committee, believes that compensation of its executive officers and other key personnel should reflect and support the goals and strategies that the Company establishes from time to time. The compensation programs were designed to link compensation with performance, and to provide competitive levels of compensation in the markets where WBCO operates. Principles guiding the compensation philosophy include: using compensation as a tool to attract and retain employees who are critical to the long-term success of the Company; providing a competitive salary and incentive opportunities to reward above-average performance; and maintaining enough flexibility within the programs to adapt to changes, such as the local competitive environment or recruiting conditions.

The Compensation Committee follows a compensation philosophy that emphasizes cash incentives for performance, stock options and other stock-based compensation. This emphasis is intended to create a close link between the interests of employees and shareholders and to focus on growth in assets and earnings while maintaining good asset quality and increasing long-term shareholder value. The Compensation Committee anticipates that it will continue to emphasize both cash incentive and stock-based compensation in the future.

2007-2008 Merger Transaction. In 2007 and 2008, the Company’s strategic objective was to support qualitative and sustainable growth, and maintain profitability, while exploring alternatives to enhance shareholder value. In September 2007, the Company entered into an agreement to merge with and into Frontier Financial Corporation. On June 3, 2008 the Company announced that the board of directors terminated the Agreement and Plan of Merger with Frontier Financial Corporation, citing a failure to obtain regulatory approval. The notice terminating the merger agreement was delivered on May 29, 2008. The Compensation Committee had not established new incentive programs, increased salaries or bonuses during the pendency of the merger. Following termination of the merger, the board of directors focused on retaining key officers necessary to rebuild and refocus the Company.

U.S. Department of the Treasury TARP Capital Purchase Program

Effect of the Emergency Economic Stabilization Act of 2008. On October 14, 2008, the U.S. Department of the Treasury (“Treasury”) announced the Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”). Pursuant to the CPP, Treasury has made preferred stock investments in participating financial institutions. WBCO participated in the CPP by selling preferred stock and a warrant to purchase common stock to the Treasury on January 16, 2009. As a result, the Company became subject to executive compensation requirements, which currently apply to a group of officers referred to by the Treasury as Senior Executive Officers (the senior executive officers are the Named Executive Officers). During 2008, the executive compensation requirements did not apply to the Company.

At the current levels of compensation, WBCO does not expect EESA, as in effect when the Company initially participated in the Capital Purchase Program, to affect the compensation of any of its Named Executive Officers or its compensation programs. The material executive compensation requirements of EESA and existing Treasury regulations are as follows:

  Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. EESA prohibits companies from providing incentive compensation arrangements that encourage its Named Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution. The Compensation Committee is required to review the Named Executive Officers’ incentive compensation arrangements with the Company’s senior risk officers to ensure that such officers are not encouraged to take these risks. The regulations also require the Compensation Committee to meet at least annually with the Company’s senior risk officers to discuss and review the relationship between risk management policies and practices and the Named Executive Officers’ incentive compensation arrangements.

  Clawback. EESA requires WBCO to recover any bonus or incentive compensation paid to a Named Executive Officer where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate.

  Golden Parachutes. The Company contractually agreed to abide by a provision of EESA that limits the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service. EESA also amended Section 280G of the Internal Revenue Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer. Prior to the Company’s participation in the CPP, each executive employment agreement contained a provision limiting payments under the agreement to comply with 280G and avoid exceeding 280G limits.

  Limit on Tax Deduction. WBCO contractually agreed to abide by a provision of EESA and Treasury regulations that limits the Company’s tax deduction for compensation paid to any Named Executive Officer to $500,000 annually.

The Compensation Committee is in the process of performing the initial review of risks and compensation arrangements, which must be completed by April 16, 2009.

Effect of America Reinvestment and Recovery Act of 2009. On February 17, 2009, President Obama signed into law the America Reinvestment and Recovery Act of 2009 (“ARRA”). ARRA contains new restrictions on executive compensation for CPP participants, and amends the executive compensation and corporate governance provisions of EESA. ARRA continues the $500,000 annual deduction limit and the limits on incentives for executive officers to take unnecessary risks discussed above. Some key features of the new executive compensation restrictions in ARRA are described below.

  ARRA prohibits bonus and similar payments to top employees. ARRA prohibits the payment of any “bonus, retention award, or incentive compensation” to the top 5 most highly-compensated employees for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. ARRA does not explain how to identify the most highly-compensated employees and does not define “incentive compensation.” “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met. ARRA does not explain how to value various items, such as equity compensation, indirect compensation such as benefits and taxes, when assessing this limit.

  Shareholder “say-on-pay” vote required. ARRA requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement.

  Stricter restrictions on “golden parachute” payments. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding.

  Broader bonus clawback requirements. EESA required CPP-participating companies to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly compensated employees in addition to the senior executive officers.

  Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees.

  Board compensation committee required. ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans.

  New reporting and certification requirements. ARRA requires the CEO and CFO of any publicly-traded CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the company’s annual filings with the SEC
  (presumably Form 10-K or proxy statement).

  Policy on luxury expenditures. ARRA requires each CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

  Treasury review of prior payments. ARRA directs the Treasury to review bonuses, retention awards, and other compensation paid to the senior executive officers and the next 20 most highly- compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

ARRA requires both the Treasury Department and the Securities and Exchange Commission to issue rules to implement these new executive compensation restrictions. Until Treasury and the SEC publish new rules, many aspects of the above restrictions will not be clear. The Compensation Committee will consider these new limits on executive compensation and determine how they impact the Company’s executive compensation program.

Compensation Programs and Practices. WBCO’s compensation program includes competitive salaries and benefits, an annual cash incentive opportunity based upon attainment of Company and individual performance goals, and opportunities for employee ownership of WBCO common stock through a stock incentive plan.

In determining compensation packages for individual executives, the Compensation Committee considers various subjective and objective factors, including (1) individual job responsibilities and experience; (2) individual performance in terms of both qualitative and quantitative goals; (3) WBCO’s overall performance, as measured by attainment of strategic and budgeted financial goals and prior performance; and (4) industry surveys of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States. Industry surveys are used as one element in determining the competitiveness of the compensation of the Company’s executives. The Compensation Committee does not target a specific percentage, or benchmark, of peers or survey data. In 2008, the Compensation Committee reviewed a report from Amalfi Consulting, which included the following peer group of banks:

AmericanWest Bancorporation	AWBC	Spokane	WA
Capital Corp of the West	CCOW	Merced	CA
Farmers & Merchants Bancorp	FMCB	Lodi	CA
Cascade Financial Corporation	CASB	Everett	WA
Heritage Commerce Corp	HTBK	San Jose	CA
Horizon Financial Corp	HRZB	Bellingham	WA
City Bank	CTBK	Lynnwood	WA
Sierra Bancorp	BSRR	Porterville	CA
PremierWest Bancorp	PRWT	Medford	OR
First Financial Northwest, Inc	FFNW	Renton	WA
Columbia Bancorp	CBBO	The Dalles	OR
Pacific Continental Corporation	PCBK	Eugene	OR
North Valley Bancorp	NOVB	Redding	CA
Bank of Marin Bancorp	BMRC	Novato	CA
Heritage Financial Corporation	HFWA	Olympia	WA
Rainier Pacific Financial Group Inc	RPFG	Tacoma	WA
San Joaquin Bancorp	SJQU	Bakersfield	CA
Riverview Bancorp Inc	RVSB	Vancouver	WA
Bridge Capital Holdings	BBNK	San Jose	CA
United Security Bancshares	UBFO	Fresno	CA

It is not anticipated that the limitations on deductibility, under the Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000, or $500,000 with respect to our Named Executive Officers during the period that the U.S. Treasury holds an equity position in the Company pursuant to the TARP Capital Purchase Program, in a single year will apply to WBCO or its subsidiaries in the foreseeable future. In the event that such limitation would apply, the Compensation Committee will analyze the circumstances presented and act in a manner that, in its judgment, would be in the best interests of the Company. This may or may not involve actions to preserve deductibility.

Components of WBCO’s compensation programs are as follows:

Base Salary. Salary levels of executive officers are designed to be competitive within the banking industry. In setting competitive salary ranges, the Compensation Committee works with management to periodically evaluate current salary levels of other financial institutions with size, lines of business, geographic locations and market place position similar to WBCO’s, including the peer group described above. The Compensation Committee does not use a targeted benchmark, or other formula, to establish salaries. The Chief Executive Officer provides recommendations for the base salaries of the Company’s other executive officers, taking into account the subjective and objective factors described above. The Compensation Committee reviews and approves or disapproves such recommendations. Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries are based on the Committee’s assessment of the individual’s performance.

Incentive Plan Awards. Executive officers have an annual incentive opportunity with cash awards based on the overall performance of WBCO and on attainment of individual performance targets. Awards are based on pre-established performance criteria and payouts are calculated as a percentage of base salary using a tiered, ratable approach. Performance targets may be based on one or more criteria, including, but not limited to, the following: return on average assets, return on average equity, deposit growth, loan growth, asset quality, and growth in earnings. The Compensation Committee determines the performance measurement criteria, and the award factors and their weighting for each executive officer at the beginning of each fiscal year. When fiscal year results are available, the Compensation Committee reviews the incentive award calculation for each executive, as well as the total incentive payout amount for the Company. The Committee may make adjustments on a discretionary basis to reduce or increase the size of award depending on overall performance of the Company and/or individual results. Payout of incentive awards are approved by the Compensation Committee, with final approval by the Board, based upon the Committee’s assessment of the Company’s performance as compared to both budgeted and prior fiscal year performance. There is currently no provision for recovery of compensation paid for satisfying a performance goal that is later subject to revision or restatement.

Stock Option and Other Stock-Based Compensation. Equity-based compensation is intended to more closely align the financial interests of WBCO’s executives with long-term shareholder value and to assist in the retention of executives who are key to the success of WBCO and Whidbey Island Bank. Equity-based compensation generally has been in the form of incentive stock options and restricted stock awards pursuant to existing stock plans. The Compensation Committee determines from time to time which of the Named Executives, if any, will receive stock awards and determines the number of shares subject to each grant. Recommendations for awards to other elected officers are made by executive management to the Compensation Committee. The total number of shares allocated for annual disbursement is determined by assuming a ten-year life of the stock award plan and disbursing up to 10% of the total available shares. The Company typically awards a mix of restricted stock and incentive stock options to support both motivation and longer term retention of employees. Grants of stock options and awards are based on the performance of WBCO and various subjective factors relating primarily to the responsibilities of individual executives, their expected future contributions to WBCO and prior grants. Incentive Stock Options, Restricted Stock Share Awards, and Restricted Stock Unit Awards are granted at the Nasdaq’s closing price of the Company’s Common Stock on the date of the grant. The majority of the awards granted by the Committee vest at a rate of 20% per year over a five-year period, although shorter vesting periods are also used. Restricted Stock Awards with three-year vesting periods have been used for grants to named executives, particularly when the executive elects to receive a portion of his annual incentive in the form of stock. Individual vesting periods of awards are determined by the Compensation Committee and may, at the Committee’s discretion, be considered independently from other awards.

Hiring Incentives. The Company considers hiring bonuses as an effective leverage point in attracting executive talent. Bonuses may be used as an incentive to an executive candidate to provide compensation in lieu of forfeited benefits from a previous employer in an effort to promote acceptance of a job offer from WBCO. Discretion is used in determining the amount of the hiring bonus to be offered, based, in part, on the amount and type of compensation forfeited, negotiated individual requirements, and common industry practices. The Compensation Committee reviews hiring bonus incentives. During 2008, no hiring bonuses were paid to the Named Executives.

In connection with the hiring of a new executive and consistent with industry practices, the Company may offer cash assistance to move household goods in the event that relocation is necessary. In addition, the

Company may pay costs of housing and utilities for a short period of time after employment to allow time for relocation, or for a longer period in cases where the executive is not relocating permanently. Type and amount of relocation expenses will vary recognizing different recruiting conditions. Pursuant to a hiring agreement entered into in 2005, Mr. Niemer, who is not relocating permanently, received $15,600 for housing expenses (reflected on the Summary Compensation Table as taxable income to Mr. Niemer) as part of his 2008 compensation. Mr. Niemer’s housing expense is reviewed annually as part of his compensation and there is no guarantee from the Company that it will be continued.

Chief Executive Officer Compensation. In evaluating the compensation of the Company’s Named Executives for services rendered in 2008, the Compensation Committee considered both quantitative and qualitative factors.

In reviewing quantitative factors, the Compensation Committee reviewed WBCO’s 2008 financial results and compared them with WBCO’s budget and actual financial results for 2007. Specifically, the Compensation Committee considered that (1) net income for 2008 decreased 11% from 2007, which included expenses associated with employee separation and the terminated merger; (2) total assets and total loans each grew by 2%, and total deposits decreased just 1% at year-end 2008 from year-end 2007; (3) nonperforming assets to total assets were 0.46% at year-end 2008 as compared with 0.48% at year-end 2007; (4) return on equity (annualized) was 10.82%, as compared with 13.53% for 2007, and (5) the efficiency ratio improved to 60.90% from 62.31% in 2007. The Committee considered current market economic conditions relative to prior years as a factor in evaluating the Company’s overall performance.

The Compensation Committee also considered certain qualitative accomplishments by the Named Executives in 2008. The Compensation Committee recognized the substantial time and effort expended by management (1) in continuing the successful operations of the company and maintaining profitability, while operating under the terms of a merger agreement with Frontier Financial Corporation for the first five months of the year, (2) rebuilding confidence and regaining momentum following the termination of the merger agreement, and (3) negotiating a mutually acceptable settlement agreement with Frontier.

Following the termination of the merger agreement with Frontier Financial Corporation, the Board granted equity awards in the form of stock option grants and Restricted Stock Unit awards to eligible employees as appreciation for service and commitment throughout the proposed merger period. The Named Executives received stock option awards totaling 42,000 shares, to provide an incentive to remain with the Company and focus efforts on repairing any damage from the termination of the merger agreement. See the narrative discussion following the Summary Compensation Table below.

Based on the foregoing, and consistent with the Compensation Committee’s overall compensation philosophy, the Compensation Committee made the following determinations with respect to the Chief Executive Officer’s compensation in 2008:

(1) At the beginning of 2008, Mr. Wagner was serving as the CEO of the Bank and his annual salary was set at $252,000. Following Mr. Cann’s decision to retire from the Company, and Mr. Wagner’s appointment to succeed Cann as the CEO of the Company while retaining the CEO position at the Bank, the Board increased Mr. Wagner’s annual base salary to $280,000 effective July 1, 2008. Mr. Wagner’s salary earned during 2008 was $266,000 and he was awarded an incentive payment of $55,000 that was paid in January 2009. Mr. Wagner also received a stock option award for 12,000 shares, vesting over a three year period in equal annual portions beginning on June 26, 2010 and exercisable at $9.11 per share.

(2) As the Company’s Chief Executive Officer, Mr. Cann’s annual salary in 2008 was set at $279,248. Mr. Cann elected to retire effective September 30, 2008 and his annual salary paid in 2008 was $230,550. Mr. Cann also received a payment of $714,451 in connection with his retirement and pursuant to the terms of a Severance Agreement and General Release entered into as of September 23, 2008.

Conclusion. The Compensation Committee believes that for the 2008 fiscal year, the compensation of Mr. Wagner, as well as for the other Named Executives, was consistent with WBCO’s overall compensation philosophy and related to the performance of the Company for the year.

Stock Award Plans. Equity-based compensation generally has been in the form of incentive and nonqualified stock options, and restricted stock awards pursuant to existing and previous stock option and award plans. The program was designed to promote high performance and achievement of corporate goals by Directors and senior management, encourage the growth of shareholder value, and to allow key employees to participate in the long-term growth and profitability of the Company.

In 1992, the Company first adopted an employee stock option plan (“1992 Plan”), authorizing common stock to be issued upon exercise of incentive stock options (“ISOs”). The Company adopted a plan permitting grants of nonqualified stock options (“NSOs”) to directors in 1993 (“1993 Plan”). The 1992 and 1993 Plans were terminated as to further grants of options upon the adoption of the Company’s 1998 Stock Option and Restricted Stock Award Plan (“1998 Plan”). The 1998 Plan was terminated as to further grants upon the adoption of the Company’s 2005 Stock Incentive Plan (“2005 Plan”), which is currently the only stock award plan available for new grants. As of February 27, 2009, there were 52,961 shares subject to options granted but not exercised under the 1992, 1993 and 1998 Plans combined. There were 4,438 shares of restricted stock that remain subject to restrictions, which were issued from the 1998 Plan.

Under the 2005 Plan, 833,332 shares are authorized to be issued upon exercise of ISOs and NSOs and the award of restricted stock. As of February 27, 2009, there were 193,581 shares subject to options granted but not exercised, 28,311 restricted stock units had been awarded that were subject to vesting, and 20,569 shares of restricted stock had been issued. As of February 27, 2009, 3,792 shares had been issued upon exercise of options and 17,469 shares were issued upon vesting of restricted stock units granted under the 2005 Plan.

Deferred Compensation Plan. In December 2000, the Bank approved the adoption of an Executive Deferred Compensation Plan (“Comp Plan”) to take effect January 2001, under which select participants may elect to defer receipt of a portion of eligible compensation. In December 2007, the Bank’s Board of Directors approved a resolution to suspend the Comp Plan effective January 1, 2008 and no contributions were allowed during calendar year 2008 due to the pending merger. The Comp Plan was reinstated and new contributions were permitted beginning January 2009.

The following is a summary of the principal provisions of the Comp Plan:

Purpose. The purpose of the Comp Plan is to (1) provide a deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA and directors of the Bank, and (2) attract and retain the best available personnel for positions of responsibility with the Bank and its subsidiaries. The Comp Plan is intended to be an unfunded deferred compensation agreement. Participation in the Comp Plan is voluntary.

Contributions and Earnings. Eligible compensation for executives includes 25% of salary and 50% of annual cash incentive award. In no event may a participant’s total deferral reduce his taxable income to an amount less than the Social Security Wage Base in any calendar year. Participants may change their deferral election only during the annual open enrollment period, but may request a change in their investment strategy as often as monthly. The Bank retains the deferrals and credits a bookkeeping account in the participant’s name. Earnings accumulate on a tax-deferred basis. A third-party service provider tracks the contributions and earnings; the Bank audits the reports and provides periodic statements of account activity and balance information to individual participants. Benefits under the Comp Plan are payable solely by the Bank.

Source of Benefits. Benefits under the Comp Plan are payable solely by the Bank. To enable the Bank to meet its financial commitment under the Comp Plan, assets may be set aside in a corporate-owned vehicle. These assets are available to all general creditors of the Bank in the event of the Bank’s insolvency. Participants of the Comp Plan are unsecured general creditors of the Bank with respect to the Comp Plan benefits.

Deferrals under the Comp Plan may reduce compensation used to calculate benefits under the Bank’s 401(k) Plan. To the extent applicable, it is intended that the Comp Plan and any awards made under the Comp Plan comply with the requirements of Section 409A of the Internal Revenue Code. Any provision that would cause the Comp Plan or any award to fail to satisfy Section 409A will have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Distributions. In-service distributions are allowed. The participant may take a lump sum distribution by January 20th of a chosen year at least two years after the deferral unit is complete. The participant may also apply for an in-service distribution in the event of a financial hardship.

If a participant in the Comp Plan terminates employment for a reason other than retirement, the account balance will be paid in a lump sum distribution. Upon retirement, the participant will receive a lump sum distribution or annual installments over a 5, 10 or 15 year period, depending on the option chosen at the time of enrollment.

In the event of death of a participant prior to distribution, the participant’s beneficiary will receive the balance of the account.

Summary Compensation Table

The following table sets forth the aggregate compensation earned by the Named Executives, whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 for services rendered to WBCO or its subsidiaries in all capacities paid or accrued for the fiscal years ended December 31, 2008, 2007 and 2006.

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
						Plan	Compen-
Name and				Stock	Option	Compen-	sation	All Other
Principal		Salary	Bonus	Awards	Awards	sation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

PEO John	2008	266,000	0	0	33,840(1)	55,000(2)	(86,104)(3)	8,043(4)	276,779
Wagner

Wagner	2007	227,450	0	13,998(5)	41,979(6)	39,520(7)	20,446	8,540(8)	351,933

Wagner	2006	190,030	0	3,606(9)	3,800(10)	46,477(11)	17,281	4,753(8)	265,947

PFO Richard	2008	176,400	0	0	56,400(1)	38,377(2)	NA	23,907(12)	295,084
Shields

Shields	2007	159,000	0	13,998(5)	41,979(6)	23,248(7)	NA	5,898(8)	244,123

Shields	2006	150,024	0	3,606(9)	3,800(10)	40,154(11)	NA	3,948(8)	201,532

CCO Joseph	2008	183,855	0	0	28,200(1)	39,998(2)	NA	22,831(8)(13)	274,884
Niemer

Niemer	2007	174,250	0	13,998(5)	41,979(6)	26,509(7)	NA	22,185(8)(13)	278,921

Niemer	2006	170,029	0	3,606(9)	3,800(10)	41,585(11)	NA	16,740(8)(13)	235,760

CEO Michal Cann	2008	230,550	0	0	0	0	0	731,114(14)	961,664
Retired
9/30/08

Cann	2007	260,950	0	15,261(5)	45,799(6)	43,793(7)	NA	17,263(15)	383,066

Cann	2006	250,990	0	3,811(9)	4,003(10)	8,955(11)	NA	25,711(17)	333,547
				40,077(16)

(1)

Reflects a stock option award granted on 6/26/08 at the Nasdaq market closing price of $9.11. For information concerning the valuation assumptions used for the FAS 123R fair value awards, see Note (12) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2008.

(2)	Reflects non-equity incentive plan compensation earned in 2008 but paid in 2009.
(3)	Reflects the participant’s net annual change in value for Comp Plan contributions; contributions to the Comp Plan were not allowed in 2008 due to the pending merger.
(4)

The amount disclosed represents matching contributions under the Company’s 401 (k) Plan, insurance premiums for long-term disability, group term life, and accidental death and dismemberment insurance; and the value associated with the personal use of a Company-owned vehicle.

(5)	Reflects an award of restricted stock units granted on 4/26/07 at the Nasdaq market closing price of $15.98.
(6)

Reflects a stock option award granted on 4/26/07 at the Nasdaq market closing price of $15.98. For information concerning the valuation assumptions used for the FAS 123R fair value of awards, see Note (12) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2007.

(7)	Reflects non-equity incentive plan compensation earned in 2007 but paid in 2008.
(8)	The amount disclosed represents matching contributions under the Company’s 401 (k) Plan, together with long-term disability, group term life, accidental death and dismemberment insurance premiums.
(9)	Reflects an award of restricted stock granted on 4/17/06 at the Nasdaq market closing price of $14.60.
(10)

Reflects stock option awards granted on 4/17/06 at the Nasdaq market closing price of $14.60. For information concerning the valuation assumptions used for the FAS 123R fair value of awards, see Note (12) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2007.

(11)

Reflects non-equity incentive plan compensation earned in 2006 but paid in 2007; in addition, Mr. Cann elected to receive a portion of his 2006 incentive compensation in the form of restricted stock awards (refer to footnote 16).

(12)

The amount disclosed represents retention bonus of $16,667 plus: matching contributions under the Company’s 401(k) Plan, together with long-term disability, group term life, and accidental death and dismemberment insurance premiums.

(13)	Reflects housing expense of $15,600.
(14)

The amount disclosed represents: matching contributions under the Company’s 401(k) Plan; insurance premiums for long-term disability, group term life, and accidental death and dismemberment insurance; the value associated with the personal use of a Company-owned vehicle; plus a severance payment of $714,451. All payments were negotiated with Mr. Cann at the time of his retirement and paid in connection with a severance and release agreement.

(15)

The amount disclosed represents director fees in 2007 in the amount of $5,000 plus: matching contributions under the Company’s 401 (k) Plan; insurance premiums for long-term disability, group term life, and accidental death and dismemberment insurance; and the value associated with the personal use of a Company-owned vehicle.

(16)

Mr. Cann elected to receive a portion of his 2006 incentive plan compensation in the form of 2,536 shares of restricted stock awards; value stated reflects the Nasdaq market closing price on February 22, 2007, the date of the grant, of $15.80.

(17)

The amount disclosed represents director fees in 2006 in the amount of $15,000 plus: matching contributions under the Company’s 401 (k) Plan; insurance premiums for long-term disability, group term life, and accidental death and dismemberment insurance; and the value associated with the personal use of a Company-owned vehicle.

Employment Agreements. For the reported periods, the Company had executive employment agreements with Messrs. Cann, Niemer, Shields and Wagner. The agreement with each of these executives is for an initial term of three years, first renewal in 2008, with an automatic extension of one year, unless written notice of nonrenewal is provided by either party. Terms contained in the employment agreements primarily provide for the executive to receive a severance benefit in the event of a Change of Control and termination of the executive either by employer without Cause, or by the executive for Good Reason (all as defined in the agreements). The agreements contain a covenant not to compete, whereby the executive agrees to not directly or indirectly be employed by, own, manage, operate, join, or benefit in any way from any business activity that is competitive with the Company’s business. For Messrs. Cann and Wagner, the non-compete covenant is for a period of up to two years following a change of control and receipt of a severance benefit. For Messrs. Niemer and Shields, the period during which the executive cannot compete with the Company would not exceed 18 months. Further, in order to receive the severance benefit, the executive cannot resign from the Company during a change of control period, as defined in the employment agreements. The executive employment agreement with Mr. Cann was terminated in connection with his retirement on September 30, 2008, and the Company entering into a Severance Agreement and General Release with Mr. Cann on September 23, 2008.

Other Employee Benefits. The Company maintains a salary savings 401(k) Plan for its employees, including its executive officers. All persons employed by the Company who are at least 21 years of age may elect to contribute a portion of their salary to the 401(k) Plan beginning the first of the month following the employee’s date of hire. Participant employees are eligible to receive Company contributions following completion of at least one year of service and an annual minimum of 1,000 service hours; contributions of up to 6% of salary are matched 50% by the Company, subject to certain specified limits. WBCO contributed approximately $21,331 in matching funds for the named Executives to the 401(k) Plan during 2008.

The Company provides the Named Executive Officers benefits generally available to all employees of the Company including a group health insurance plan along with the normal vacation and sick-pay benefits.

Grants Of Plan-Based Awards. The Compensation Committee approved and awarded stock options and restricted stock grants under the 2005 Plan during 2008. There were zero restricted stock units and 42,000 shares of stock options granted to the Named Executives in 2008. As of February 27, 2009, no stock awards had been granted to Named Executives in 2009.

The following table sets forth information regarding the awards granted to the Named Executives during 2008.

			All Other Stock
			Awards: Number	All Other Option
			of Shares of Stock	Awards:	Exercise or Base
			or	Number of Securities	Price of Option	Grant Date Fair Value of
	Grant	Approval	Units	Underlying Options	Awards	Stock and Option Awards
Name	Date	Date	(#)	(#)	($/Sh)	($) (2)

PEO John Wagner	6/26/08	6/26/08	0	12,000 (1)	9.11	33,840
PFO
Richard	6/26/08	6/26/08	0	20,000 (1)	9.11	56,400
Shields
CCO Joseph Niemer	6/26/08	6/26/08	0	10,000 (1)	9.11	28,200
PEO
Michal	NA		0	0		NA
Cann
Retired
9/30/08

(1)	Also reported on the Summary Compensation Table and Outstanding Equity Awards at Fiscal Year-End Table.
(2)

For information concerning the valuation assumptions used for the FAS 123R fair value of awards, see Note (12) of Notes to Consolidated Financial Statements of the Company’s Form 10-K for the year ended December 31, 2008.

2005 Stock Plan. At the Annual Meeting of Shareholders held on April 28, 2005, the shareholders approved the 2005 Stock Incentive Plan ( “2005 Plan”), whereby 833,332 shares are authorized to be issued upon exercise of ISOs and NSOs and the award of restricted stock. The following is a summary of the principal provisions of the 2005 Plan:

Purpose. The purpose of the 2005 Plan is to (1) enhance the long-term profitability and shareholder value of WBCO by offering stock-based incentives (“Awards”) to employees, directors, consultants and agents of, and individuals to whom offers of employment have been made by, WBCO or its subsidiaries; (2) attract and retain the best available personnel for positions of responsibility with WBCO and its subsidiaries; and (3) encourage employees and directors to acquire and maintain stock ownership in WBCO.

Shares Subject to Plan. The number of shares that may be optioned and sold under the 2005 Plan, subject to adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company, shall equal 833,332. To the extent permitted by applicable law, expired, forfeited, terminated or canceled Award shares will again become available for delivery as pursuant to the 2005 Plan.

Limitations. Not more than 25% of the aggregate number of shares available for delivery pursuant to an Award granted under the Plan may be issued to any participant during any one calendar year. In addition, in the case of Incentive Stock Options, the aggregate fair market value of all shares becoming exercisable in any one year shall not exceed $100,000.

Types of Awards. Awards may include: Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Units, Performance Shares, Performance Units, Stock Appreciation Rights or Dividend Equivalent Rights. ISOs are intended to meet all the requirements of an “Incentive Stock Option” as defined in Section 422 of the Internal Revenue Code.

Stock Option Grants. The exercise price for each option granted will be determined by the Compensation Committee, but for ISOs will not be less than 100% of the fair market value of WBCO common stock on the date of grant. For purposes of the 2005 Plan, “fair market value” means the closing transaction price of the common stock on the date of grant as reported on the Nasdaq Global Select Market System.

The term of options will be fixed by the Compensation Committee. No ISO granted under the 2005 Plan can be exercisable after 10 years from the date of the grant. Each option will be exercisable pursuant to a vesting schedule determined by the Compensation Committee.

Since option grants and stock awards are discretionary, WBCO cannot currently determine the number of shares that will be subject to Awards in the future pursuant to the 2005 Plan. The Compensation Committee currently intends to make Awards primarily to officers and key employees of WBCO and the Bank.

Amendment and Termination. The Plan shall expire ten (10) years after its effective date, provided that any outstanding Awards at that time will continue for the duration of the Award, in accordance with the terms of this Plan and the applicable Award Agreement. The Board may terminate the 2005 Plan at any time. The Board may amend the Plan at any time and from time to time in such respects as the Board may deem advisable, except that, without proper approval of shareholders of the Company, no such revision or amendment shall:

(i)	increase the number of shares of Common Stock subject to the Plan other than in connection with an adjustment under Section 3(b) of Part I,
(ii)	increase the parameters of Eligible Participants, or
(iii)	make any amendment to this Plan that would require shareholder approval under any applicable law or regulation.

Any amendment made to the 2005 Plan which would constitute a “modification” to Incentive Stock Options, outstanding on the date of such amendment, shall not be applicable to such outstanding Incentive Stock Options, but shall have prospective effect only, unless the Grantee agrees otherwise.

Subject to the requirements of Internal Revenue Code Section 422 with respect to Incentive Stock Options and to the terms and conditions and within the limitations of the 2005 Plan, the Committee may modify or amend outstanding Options granted under this Plan. The modification or amendment of an outstanding Option shall not, without the consent of the Grantee, impair or diminish any of his or her rights or any of the obligations of the Company under such Option. Except as otherwise provided in this Plan, no outstanding Option shall be terminated without the consent of the Grantee. Unless the Grantee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Code Section 422(b).

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the outstanding equity awards held by the Named Executives as of December 31, 2008.

		Option Awards			Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value of
	underlying	underlying			Shares of	Shares or Units of
	unexercised	unexercised	Option		Units of Stock	Stock that Have
	Options	Options	Exercise	Option	That Have	Not
	(#)	(#)	Price	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($) (8)

PEO	0	12,000 (1)	9.11	6/26/18	0	0
John	525	2,102 (2)(5)	15.98	4/26/17	701 (5)	6,099 (5)
Wagner	124	372 (3)(6)	14.60	4/17/16	149 (6)	1,296 (6)
	549 (4)	0	6.15	1/2/13

PFO	0	20,000 (1)	9.11	6/26/18	0	0
Richard	525	2,102 (2)(5)	15.98	4/26/17	701(5)	6,099 (5)
Shields	124	372 (3)(6)	14.60	4/17/16	149 (6)	1,296 (6)
					123 (7)	1,070 (7)

CCO	0	10,000 (1)	9.11	6/26/18	0	0
Joseph	525	2,102 (2)(5)	15.98	4/26/17	701 (5)	6,099 (5)
Niemer	248	372 (3)(6)	14.60	4/17/16	149 (6)	1,296 (6)

CEO	0	0	NA	NA	0	NA
Michal
Cann
Retired
9/30/08

(1) 3-year equal annual vesting beginning 6/26/09.	(7) Mr. Shields elected to receive a portion of
(2) 5-year equal annual vesting beginning 4/26/08.	his 2005 non-equity compensation, paid in 2006,
(3) 5-year equal annual vesting beginning 4/17/07.	in the form of restricted stock awards, which
(4) 5-year equal annual vesting beginning 1/2/04.	was previously disclosed as compensation for 2005.
(5) Also reported on Summary Compensation Table	(8) Market value on 12/31/08 using
and Grants of Plan-Based Awards Table.	closing price of $8.70.
(6) Also reported on Summary Compensation Table.

Option Exercises and Stock Vested Table. The following table summarizes the realized value of option exercises and restricted stock vested during 2008 held by the Named Executives:

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized on	Acquired on	Value Realized on
	on Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

PEO	0	NA	175	2,797
John Wagner
PFO	0	NA	175	2,797
Richard Shields
CCO	0	NA	175	2,797
Joseph Niemer
CEO	690	$5,865	191	3,052
Michal Cann			764 (1)	6,914 (2)
Retired 9/30/08

(1)	Accelerated vesting on retirement date 9/30/08.
(2)	Market value on 9/30/08 using closing price of $9.05.

Pension Benefits. The Company does not sponsor or have any provisions under which the Named Executives can participate or have account balances in qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation. The following table summarizes contributions and earnings in the Comp Plan by the Named Executives as of December 31, 2008:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at Last
	in Last FY (1)	in Last FY	in Last FY	Distributions	Fiscal Year End
Name	($)	($)	($)	($)	($)

PEO
John Wagner	0		(86,104) (2)		228,828
PFO	NA
Richard Shields

CCO	NA
Joseph Niemer
CEO Michal Cann	NA
Retired 9/30/08

(1)	Contributions to a Comp Plan were suspended for 2008.
(2)	Also reported on Summary Compensation Table.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to Named Executive Officers upon Separation as defined below, pursuant to individual agreements, or in connection with a Change in Control. As a TARP Capital Purchase Program participant, and as long as the U.S. Treasury holds an interest in the Company, the ability to pay any severance is limited as discussed in the CD&A.

Executive Severance and Employment Agreements. For the reported periods, the Company had executive employment agreements with Messrs. Cann, Niemer, Shields and Wagner. In the event of a Change of Control and termination of the executive either by employer without Cause, or by the executive for Good Reason (all as defined in the agreements), a severance benefit would be paid. The severance benefit for Messrs. Cann and Wagner would be an amount equal to two times the amount of their highest base salary over the prior three years plus two times the amount of the annual bonus last paid, or two times the average bonus paid over the prior three years, whichever is greater. The agreements for the other two executives provide that the executive would receive a severance benefit in an amount equal to one and one half times the amount of his highest base salary over the prior three years plus one and one half times the amount of the annual bonus last paid, or one and one half times the average bonus paid over the prior three years, whichever is greater. The executive employment agreement with Mr. Cann was terminated in connection with his retirement on September 30, 2008 pursuant to the terms of severance agreement and general release entered into as of September 23, 2008. Mr. Cann’s payment under the severance agreement and general release was $714,451.

The provisions of the executive employment agreements are triggered by a “change of control,” which means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, as such quoted terms are defined and used in Section 280G of the Internal Revenue Code.

Termination Due to Disability or Upon Death. If the Company terminates the Named Executive’s employment on account of any mental or physical disability that prevents the Named Executive from discharging his duties under his Employment Agreement, the Named Executive shall be entitled to all base salary earned and reimbursement for expenses incurred through the termination date, plus a pro rata portion of any annual bonus for the year of termination. In case of the death of a Named Executive, the Company shall be obligated to pay to the surviving spouse of the Named Executive, or if there is none, to the Named Executive’s estate that portion of the Named Executive’s base salary that would otherwise have been paid to him for the month in which his death occurred, and any amounts due him pursuant to any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to the Named Executive by the Company.

The table below estimates amounts payable upon a separation as if the individuals were separated on December 31, 2008 using the closing share price of WBCO common stock as of that day. It should also be noted that as a TARP Capital Purchase Program participant, for as long as the U.S. Treasury holds an interest in the Company, the ability to pay any severance is limited as discussed in the CD&A.

	Before or After Change in Control Termination
	w/o Cause or for Good Reason (1)	Death	Disability
Name	($)	($)	($)
PEO John Wagner	960,180 (2)	428,769 (3)	304,597 (2)(4)
PFO Richard Shields	361,513	553,392 (5)	50,588 (6)
CCO Joseph Niemer	374,427	550,000 (5)	49,191(7)

(1)	Includes salary and non-equity incentive plan payouts, premiums for health and dental insurance for 18 months, accrued vacation, and the value of accelerated vesting of restricted stock.
(2)	Includes deferred compensation of $228,828 (also reported on Summary Compensation Table).
(3)	Includes vacation accrual, life insurance benefit of $268,000 and BOLI survivor benefit of $150,000.
(4)

Includes accrued vacation and earned portion of non-equity incentive plan, plus $10,000 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled but for a maximum of 24 months.

(5)	Includes vacation accrual, life insurance benefit of $400,000 and BOLI survivor benefit of $150,000.
(6)

Includes accrued vacation and earned portion of non-equity incentive plan, plus $8,820 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled up to age 65.

(7)

Includes accrued vacation and earned portion of non-equity incentive plan, plus $9,193 reflecting the first payment of a monthly benefit paid to the individual by a fully-insured policy while the individual remains disabled up to age 65.

Director Compensation. During 2008, the Company’s non-officer directors received a monthly retainer of $1,000 plus $500 for each monthly board meeting attended, and $500 for each special board meeting attended. In addition, non-officer directors serving on the Bank’s Loan Committee received $500 per month. The Chairman of the Board received an additional $1,000 per month; the Audit Committee Chairman, who is also the Named Financial Expert, received an additional $900 per month. The remaining non-officer directors each received $350 for each committee meeting attended, and the Compensation Committee Chairman and the Corporate Governance Committee Chairman each received an additional $250 per month. During 2008, the Company had two officer-directors who did not receive fees for service as directors. Mr. Cann was a director of both WBCO and the Bank until his retirement on September 30, 2008. For the reported periods, Mr. Wagner was a director of the Bank, but not elected as a director of WBCO until July 2008. While it is recommended that directors are also shareholders of WBCO stock, there is no requirement that a director must have an equity ownership position in the Company.

Since 1993, the Company has used shareholder-approved stock award plans that allow for stock options and awards to be granted to directors, as well as officers and key employees. In 2008, each non-officer director was granted a restricted stock unit award of 1,200 units (each unit represents one share) of WBCO stock. In January 2009, each non-officer director was granted a restricted stock unit award of 2,000 units.

The following table sets forth a summary of the compensation paid to the non-officer directors in 2008:

						Changes in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
		Fees earned or paid	Stock	Option	Incentive Plan	Compensation	All Other
		in cash	Awards (1)	Awards	Compensation	Earnings	Compensation	Total
Name		($)	($)	($)	($)	($)	($)	($)

Karl Krieg (2)	2008	26,800	16,440		0	N/A	0	43,240

Jay	2008	31,500	16,440		0	N/A	0	47,940
Lien (3)

Robert Olson (4)	2008	34,550	16,440		0	N/A	0	50,990

Anthony	2008	40,700	16,440		0	N/A	0	57,140
Pickering (4)

Edward Wallgren (2)	2008	26,450	16,440		0	N/A	0	42,890

Dennis	2008	30,800	16,440		0	(10,435) (6)	0	36,805
Wintch (5)

(1)	Restricted stock unit award for 2,000 units granted January 29, 2009 for service as a director during 2008.
(2)	As of 12/31/08, the aggregate number of stock awards outstanding was 2251; the aggregate number of stock options outstanding was 2925.
(3)	As of 12/31/08, the aggregate number of stock awards outstanding was 2251; the aggregate number of stock options outstanding was 5149.
(4)	As of 12/31/08, the aggregate number of stock awards outstanding was 2251; the aggregate number of stock options outstanding was 10,591.
(5)	As of 12/31/08, the aggregate number of stock awards outstanding was 1788; the aggregate number of stock options outstanding was 1763.
(6)	Reflects the participant’s net annual change in value for Comp Plan contributions; contributions to the Comp Plan were not allowed in 2008 due to the pending merger.

Equity Compensation Plan Information. The following table summarizes the number of shares subject to exercise and the number available for future issuance as of February 27, 2009:

	Number of securities to	Weighted average	Number of securities
	be issued upon exercise of	exercise price of	remaining available for
Plan category	outstanding options	outstanding options	future issuance
Equity compensation plans	246,542	$8.95	569,610
approved by security holders (1)

Equity compensation plans not	–	–	–
approved by security holders

Total	246,542	$8.95	569,610

(1)

As of February 27, 2009 and in addition to stock options, there were 28,311 restricted stock units awarded (each unit represents one share), which are subject to issuance upon vesting of the awards. Of the 28,311 currently outstanding RSU awards, 3830 are scheduled to vest during 2009.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was, during the year ended December 31, 2008, an officer, former officer or employee of the Company or the Bank. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s

Compensation Committee, (ii) the Board of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board, during the year ended December 31, 2008.

COMMITTEE REPORTS

The following reports of the Audit Committee and Compensation Committee are made pursuant to the rules of the Securities and Exchange Commission and the listing standards of the National Association of Securities Dealers, Inc. (the “NASD”). These reports shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended or the 1934 Act, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such acts.

Report of the Audit Committee. The following report of the Audit Committee is made pursuant to the rules of the SEC and the Company’s Audit Committee Charter. In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence.

As outlined in the Company’s Audit Committee Charter, the Audit Committee’s job is one of oversight. Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management, the internal audit staff and the independent auditors have more resources, time, detailed knowledge and information regarding the Company’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does. Accordingly, the Audit Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

Respectfully submitted by:
Audit Committee:
Dennis A. Wintch, Chairman
Gregg A. Davidson
Jay T. Lien
Gragg E. Miller
Robert B. Olson (Committee Chair during 2008)
Anthony B. Pickering

Compensation Committee Report. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, on March 5, 2009 the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Edward J. Wallgren, Chairman
Gregg A. Davidson
Karl C. Krieg (Committee Chair during 2008)
Robert B. Olson
Anthony B. Pickering
Dennis A. Wintch

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

During 2008, certain directors and executive officers of WBCO and the Bank, and their associates, were customers of the Bank, and it is anticipated that such individuals will be customers of the Bank in the future. Insider “related interests” are disclosed through annual questionnaires and reported in compliance with applicable federal and state laws, and banking regulations. Pursuant to written Company policies and procedures, insider transactions are promptly and fully disclosed to the Board by senior management in conjunction with the Bank’s compliance department. All transactions between the Bank and its officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons. In the opinion of management, such transactions with executive officers and directors did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate outstanding amount of loans to directors and officers and their related parties was approximately $3,200,330 on December 31, 2008.

RELATIONSHIP WITH

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Moss Adams LLP (“Moss Adams”) was engaged by WBCO as its independent accountants for the year ended December 31, 2008. WBCO has selected the firm of Moss Adams as its independent accountants for the year ending December 31, 2009. A representative of Moss Adams is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

Fees Billed By Moss Adams During 2008

Audit and Non-audit Fees. The following table presents fees for professional audit services rendered by Moss Adams for the audit of the Company’s annual financial statements for 2008 and 2007, and fees billed for other services rendered by Moss Adams.

	2008	2007

Audit fees:	$265,613	$253,685
Audit related fees:	14,000	39,720
Tax fees:	0	900
All other fees:	13,686	0

TOTAL	$293,298	$294,305

The Company’s Audit Committee charter contains the Company’s policy on pre-approval of all non-audit services permitted under Commission rules that may be provided to the Company by the independent auditors. The Company requires that all non-audit services rendered to the Company by Moss Adams be approved by the Audit Committee. The Audit Committee pre-approves, on a quarterly basis, the provision of certain permissible tax services and services related to compliance with the Sarbanes Oxley Act of 2002 up to a designated dollar amount per quarter. All other proposals for non-audit services are submitted to the Audit Committee for prior approval. In all cases, the Audit Committee considers whether the provision of such services would impair the independence of the Company’s auditors.

CODE OF ETHICS

The Company has adopted a Code of Conduct which contains a Code of Ethics that is applicable to the Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions. The Company’s Code of Conduct is available on the Company’s website at www.wibank.com and is also available free of charge by writing to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, Oak Harbor, WA 98277.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

A shareholder proposing to transact business at WBCO’s 2010 Annual Meeting of Shareholders must provide notice of such proposal to the Corporate Secretary of WBCO no later than December 18, 2009. For shareholder proposals to be considered for inclusion in WBCO’s proxy statement and form of proxy relating to its 2010 Annual Meeting of Shareholders, such proposals must be received by WBCO no later than December 18, 2009. If WBCO receives notice of a shareholder proposal after December 18, 2009, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on such shareholder proposal.

In addition, shareholders seeking to include proposals in the proxy materials for the 2010 Annual Meeting of Shareholders must comply with all applicable regulations, including Rule 14a-8 under the 1934 Act.

2008 REPORT TO SHAREHOLDERS AND ANNUAL REPORT—10-K

The Company’s 2008 Annual Report on Form 10-K for the fiscal year ended December 31, 2008, accompanies this proxy statement. Additional copies will be furnished to shareholders upon written request to Washington Banking Company, Investor Relations, 450 SW Bayshore Drive, PO Box 7001, Oak Harbor, WA 98277.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, it is the intention of the persons appointed in the Proxy to vote the shares represented by the Proxy in accordance with recommendations of management on such matters.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

NO.: __________

OUTSTANDING SHARES: __________

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF WASHINGTON BANKING COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2009

The undersigned shareholder of WASHINGTON BANKING COMPANY (“WBCO”) hereby appoints John L. Wagner and Edward J. Wallgren, or either of them acting in the absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me in my place and stead to act and vote all the common stock of WBCO standing in my name and on its books on February 27, 2009 at the Annual Meeting of Shareholders to be held at the Whidbey Island Bank Operations Center Community Room, 321 SE Pioneer Way, Oak Harbor, Washington on April 23, 2009 at 3:00 p.m., and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present.

This proxy is solicited by the management of WBCO. This proxy, when properly executed will be voted as directed. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH BELOW. Proxies may vote in their discretion as to such other matters as may properly come before the meeting.

Please mark your vote as in this example: [X] Check only one box for each proposal.

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

1.	ELECTION OF DIRECTORS. A proposal to elect as directors the three persons listed below to serve until the annual meeting of shareholders in the year 2012 or until their successors are duly elected and qualified.

[ ] FOR all nominees listed below	[ ] WITHHOLD AUTHORITY TO VOTE
(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed below.
To withhold authority to vote for ALL nominees, strike a line through all names listed below.)

Class 1 Nominees (Terms Expire in 2012):
Gregg A. Davidson	Gragg E. Miller	Anthony B. Pickering

2.	NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION. A proposal to consider and approve the compensation of executive officers as described in the Compensation Discussion & Analysis and tabular disclosure regarding Named Executive Officer compensation in the proxy statement.

[ ] FOR                                              [ ] AGAINST                                      [ ] ABSTAIN

SIGNATURE _______________________________	DATE _______________________________
SIGNATURE _______________________________	DATE _______________________________

NOTE: Please sign exactly as name appears above. Joint owners each should sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer.
Partnerships should sign in partnership name by an authorized person.